                                    AGREEMENT
                                     BETWEEN
                               ABBOTT LABORATORIES
                                       AND
                           SONUS PHARMACEUTICALS, INC.

                                TABLE OF CONTENTS
                               ABBOTT LABORATORIES
                                       AND
                           SONUS PHARMACEUTICALS, INC.

                                                                                                         Page

1.       DEFINITIONS...................................................................................    2

2.       RESEARCH AND DEVELOPMENT......................................................................    6

3.       ALLOCATION OF PRODUCT RIGHTS AND RESPONSIBILITIES.............................................    8

4.       CANADA AND LATIN AMERICA AND OTHER TERRITORIES................................................   22

5.       LICENSES......................................................................................   23

6.       LAUNCH BUDGETS; REIMBURSEMENT PAYMENTS........................................................   24

7.       REVENUE PAYMENTS..............................................................................   26

8.       WARRANT.......................................................................................   28

9.       BUYOUT OPTION.................................................................................   28

10.      RIGHT OF FIRST REFUSAL FOR ADDITIONAL PRODUCTS................................................   29

11.      REPRESENTATIONS AND WARRANTIES................................................................   30

12.      TERM AND TERMINATION..........................................................................   32

13.      INDEMNIFICATION...............................................................................   36

14.      LIMITATION OF LIABILITY.......................................................................   37

15.      CONFIDENTIAL INFORMATION......................................................................   37

16.      NON-COMPETE...................................................................................   39

17.      FORCE MAJEURE.................................................................................   39

18.      NOTICES.......................................................................................   40

19.      ASSIGNMENT....................................................................................   40

20.      SUCCESSORS AND ASSIGNS........................................................................   41

21.      ALTERNATIVE DISPUTE RESOLUTION................................................................   41

22.      PUBLICITY.....................................................................................   42

23.      RELATIONSHIP OF PARTIES.......................................................................   42

24.      APPENDICES AND EXHIBITS.......................................................................   43

25.      HEADINGS......................................................................................   43

26.      WAIVER........................................................................................   43

27.      SEVERABILITY..................................................................................   43

28.      ENTIRE AGREEMENT; AMENDMENT...................................................................   43

29.      APPLICABLE LAW................................................................................   44

30.      COUNTERPARTS..................................................................................   44

                                   APPENDICES

INDICATIONS                                                   Appendix 1.6

LICENSED PATENTS                                              Appendix 1.13

RESEARCH AND DEVELOPMENT PLAN                                 Appendix 2.2

R&D PAYMENT SCHEDULE                                          Appendix 2.3

NET SALES FORECAST                                            Appendix 3.2B

SPECIFICATIONS                                                Appendix 3.4

TRADEMARKS                                                    Appendix 3.9

ALTERNATIVE DISPUTE RESOLUTION                                Appendix 21


                                    EXHIBITS

WARRANT CERTIFICATE FORM                                      Exhibit A

                                    AGREEMENT

         THIS AGREEMENT dated May 14, 1996 ("Effective Date"), by and between Abbott Laboratories, an Illinois corporation with principal offices at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 ("ABBOTT") and SONUS Pharmaceuticals, Inc., a Delaware corporation with principal offices at 22026 20th Avenue, S.E., Suite 102, Bothell, Washington 98021 ("SONUS").

                                    RECITALS

         WHEREAS, SONUS has developed and holds patents and patent applications on an ultrasound contrast agent, trademarked "EchoGen"; and

         WHEREAS, SONUS and ABBOTT have previously entered into a Development and Supply Agreement, dated May 6, 1993 ("Supply Agreement"), whereby ABBOTT assisted in the manufacturing scale-up of and agreed to manufacture the ultrasound contrast agent for SONUS; and

         WHEREAS, SONUS is currently conducting clinical studies for use in obtaining Federal Food and Drug Administration approval of the ultrasound contrast agent; and

         WHEREAS, SONUS desires to grant, and ABBOTT desires to obtain, certain exclusive marketing rights, subject to limited SONUS co-promotion rights, to the ultrasound contrast agent in accordance with the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, ABBOTT and SONUS mutually agree as follows:

1. DEFINITIONS

         In addition to the terms defined in the provisions of the Agreement, the following terms shall have the meaning ascribed below:

         1.1 "Affiliate" means any entity which controls, is controlled by or is under common control with another entity. An entity is deemed to be in control of another entity (controlled entity) if the former owns directly or indirectly at least the lesser of (a) fifty percent (50%), or (b) the maximum percentage allowed by law in the country of the controlled entity, of the outstanding voting equity of the controlled entity.

         1.2 "Agreement" means this Agreement, as may be amended, including all Appendices and Exhibits attached hereto.

         1.3 "Average Unit Selling Price" means Net Sales for a period divided by the number of Units of Product shipped by ABBOTT and its Affiliates in the Territory for the same period, less returned goods, inventory outdates, recalls and/or withdrawals of Product.

         1.4 "Confidential Information" means information disclosed in writing by one party to the other pursuant to this Agreement and identified as "CONFIDENTIAL" as well as information disclosed orally to the extent such oral disclosure is reduced to writing and is identified as "CONFIDENTIAL" and which is provided to the other party within thirty (30) days after oral disclosure. "Confidential Information" does not include any of such information which:

                  (A) is known to the receiving party before receipt thereof under this Agreement, or is independently developed by the receiving party without recourse to the other party's Confidential Information, as evidenced by the receiving party's written records;

                  (B) is disclosed to the receiving party without restriction after full execution of this Agreement by a Third Party having a legal right to make such disclosure; or

                  (C) is or becomes part of the public domain through no breach of this Agreement.

         1.5 "FDA" means the United States Food and Drug Administration or any successor entity thereto.

         1.6 "Field" means diagnostic ultrasound pharmaceuticals for all current and future markets for the indications set forth in Appendix 1.6, as such indications are approved by the FDA.

         1.7 "Finished Goods Inventory" means the Product inventory status whereby the Product has completed production and testing procedures and is ready for sale to Third Party customers.

         1.8 "Finished Product" means Units of the Product tested and ready for sale, either supplied to ABBOTT by SONUS, or manufactured by ABBOTT for SONUS.

         1.9 "First Shipment Date" means the date of the first shipment of Product by ABBOTT to a Third Party, as evidenced by an ABBOTT sales invoice generated and sent to a Third Party, but in no event more than ninety (90) days after FDA approval of the Product.

         1.10 "GMP" means current good manufacturing practices as established by the FDA and as practiced by the industry in which the parties operate.

         1.11 "Improvements" means any and all developments, inventions or discoveries in the Field relating to the Licensed Patents or Know-How and developed, or acquired with the right to sublicense, by SONUS during the term of this Agreement and shall include, but not be limited to, developments intended to enhance the safety and efficacy of the Product.

         1.12 "Know-How" means that proprietary technology of SONUS relating to the Product including, but not limited to, manufacture or product techniques, formulations or production technology, methods of synthesis or other processes.

         1.13 "Licensed Patents" means:

                  (A) the patents and patent applications set forth in Appendix
1.13 and any patents or patent applications covering the Product now owned or hereafter acquired by SONUS or under which SONUS has the right to grant sublicenses during the term of this Agreement in the Territory including any covering Improvements;

                  (B) all patents arising from such applications identified in
(A) and any divisions, continuations, and continuations-in-part identified in
(A);

                  (C) any extension, renewal, re-examination or reissue of a patent identified in (A) or (B).

         1.14 "NDA" means an application filed with the FDA for approval by the FDA of the sale of the Product in the United States of America, whether such application is characterized as a New Drug Application or otherwise.

         1.15 "Net Sales" means the gross sales of the Product in all of its final packaged forms shipped by ABBOTT and its Affiliates in the Territory, less:

                  (A) allowances and adjustments separately and actually credited or payable, including credit for damaged, outdated and returned products;

                  (B) trade discounts earned or granted;

                  (C) cash discounts actually allowed;

                  (D) transportation charges (including insurance costs), handling charges, sales taxes, excise taxes and duties, and other similar charges invoiced to customers;

                  (E) wholesaler chargebacks; and

                  (F) rebates and management fees earned or granted.

        Net Sales shall be calculated in accordance with ABBOTT's standard internal policies and procedures. Any discount, allowance, rebate, management fee or wholesaler chargeback for the

Product which is given to a customer due to the purchase of a product other than the Product or due to the purchase of any service, shall not be taken into consideration for the calculation of Net Sales.

         1.16 "Product" means a colloidal dispersion ultrasound contrast agent suitable for intravenous administration containing the active ingredient dodecafluoropentane which is covered by one or more claims of the Licensed Patents regardless of form, dose or package. Without limiting the generality of the foregoing, "Product" shall include: (i) a complete product with kit, including one or more vials of EchoGen(R) together with a kit including a syringe, tubing and other accessories as may be included in the final package;
(ii) one or more vials of EchoGen(R) without any kit; and (iii) a kit only, consisting of a syringe, tubing and other accessories as are included in the final package, but not including any EchoGen(R).

         1.17 "Supply Agreement" means the Contrast Agent Development and Supply Agreement between ABBOTT and SONUS dated May 6, 1993, as amended and as may be amended by the parties.

         1.18 "Territory" means the continental United States, Alaska, Hawaii and Puerto Rico, but does not include its other territories, commonwealths or possessions.

         1.19 "Third Party" means any individual, corporation, partnership, trust or other business organization or entity, and any other recognized organization other than the parties hereto and their Affiliates.

         1.20 "Unit" means a single vial of the Product or a combination of a single vial with a kit which is in final salable form.

2. RESEARCH AND DEVELOPMENT

         2.1 Responsibilities. SONUS shall use reasonable commercial best efforts to carry out and perform the research and development to obtain prompt FDA approval of the Product for use in the Field. SONUS shall be solely responsible for all research and development, for clinical research, and for the securing of regulatory approval of the Product in the Territory. SONUS shall use its reasonable commercial best efforts to achieve each milestone of the Plan (as defined below) and complete each phase of the research and development in order to obtain FDA approval of the Product for marketing in the Territory.

         2.2 Research and Development Plan. SONUS shall be responsible for preparing a research and development plan to include all the necessary research, development, clinical research and regulatory filings to support an NDA and obtain FDA approval of the Product in the Territory. The research and development plan and milestone timetable shall be attached to this Agreement as Appendix 2.2 ("Plan"). Such Plan shall be updated quarterly by SONUS and SONUS shall submit to ABBOTT a quarterly status report summarizing the completion or phase of completion of each key milestone in the Plan. During the period of time covered by the Plan, ABBOTT and SONUS shall meet at least quarterly at times and places mutually agreed upon to discuss the status of the Plan.

         2.3 Research and Development Payments. ABBOTT shall provide to SONUS
(A) thirty million dollars ($30,000,000) to support completion of the Plan, including any related general needs by SONUS, and (B) one million dollars ($1,000,000) as payment for the grant of the licenses under the Licensed Patents and Know-How in Article 5 and the trademark license in Section 3.9. These payments shall be nonrefundable, shall be paid by ABBOTT to SONUS in the amounts and at the times set forth on the schedule in Appendix 2.3. The quarterly milestone payments set forth in Appendix 2.3 shall be paid to SONUS within fifteen (15) days of receipt of the appropriate quarterly report described above in Section 2.2.

         2.4 Additional Clinical Research. ABBOTT shall have no obligation to provide financial support for research and development, including clinical research, to be conducted by SONUS except for the amounts payable by ABBOTT as set forth in Section 2.3 and Article 7. SONUS shall promptly notify ABBOTT in writing if SONUS desires that ABBOTT fund expenditures for clinical research in addition to that set forth in the Plan to support research and development for ultrasound diagnostic applications for the following indications for the
Product: [*]. Such notice from SONUS shall include a budget for clinical research and a preliminary clinical plan. ABBOTT shall communicate its decision whether or not to financially participate in such clinical research within ninety (90) days of receipt of the budget and clinical plan from SONUS. ABBOTT shall be under no obligation to financially support such additional clinical research. If ABBOTT desires to participate in such additional clinical research, ABBOTT shall reimburse SONUS for its documented incremental costs and expenses incurred associated with the additional clinical research which are costs and expenses in excess of SONUS' budget for clinical research as described in Sections 2.2 and 3.6 and which are mutually agreed by the parties. In addition, the definition of the "Field" set forth in Section 1.6 shall be expanded to include the indication(s) funded by ABBOTT. SONUS shall reimburse ABBOTT fifty percent (50%) of such costs and expenses funded by ABBOTT by either, at the option of SONUS (i) reimbursing ABBOTT such costs and expenses with interest at the prime rate of interest within five (5) years of the date such costs and expenses are paid by ABBOTT, or (ii) reducing the percentage amounts payable by ABBOTT to SONUS as provided in Article 7 at such dates and in


*Confidential Portions omitted and filed separately with the Commission.

such amounts as is mutually agreed by the parties. If ABBOTT determines not to provide additional financial support for such additional clinical research and SONUS proceeds with the additional research and development, then the parties shall negotiate in good faith to modify the percentage allocations of Revenue Payments allocable to such additional indications under Section 7.1 below to reflect the amount of the expenditures to be made by SONUS for such additional clinical research related to such additional indications, together with such other factors as are appropriate. If the parties agree to a reasonable modification of the percentage allocation of Revenue Payments as set forth above, the definition of "Field" set forth in Section 1.6 shall be expanded to include such additional indications. The provisions of this Section 2.4 shall apply only with respect to the new indications for the Product specified above and shall not apply to any new product which is subject to Section 10 below.

         2.5 FDA Approval. If SONUS does not receive FDA approval to market the Product within four (4) years of the date of the NDA filing, then ABBOTT may, but does not have any obligation to, pursue such FDA approval of the Product. If ABBOTT determines to pursue FDA approval, then SONUS shall promptly, upon written request from ABBOTT, deliver to ABBOTT all NDA documentation, clinical study data and supplies. ABBOTT may conduct any necessary research or clinical studies to obtain such FDA approval of the Product. All reasonable costs incurred by ABBOTT in pursuing such FDA approval shall be deducted from any payments due SONUS under this Agreement.

3. ALLOCATION OF PRODUCT RIGHTS AND RESPONSIBILITIES

         3.1 Premise. Under this Article 3, ABBOTT and SONUS agree to a division of responsibilities regarding the Product and, under Article 7, accordingly agree to a division of revenue generated by sales of the Product. If there is a material change in the division of such responsibilities, whether by the agreement of the parties or by operation of this Agreement, then the parties shall negotiate in good faith toward a corresponding change in the division of revenue under Article 7.

         3.2 Marketing and Sales.

                  (A) ABBOTT shall have the exclusive right and the associated responsibilities for the marketing and sales of the Product in the Territory, which shall include responsibility for distribution, order entry, invoicing and collection regarding sales of the Product. ABBOTT shall use its reasonable commercial best efforts to optimize sales, profitability, and market share in the Territory. The efforts of ABBOTT shall be evidenced by carrying out those specific tasks as mutually agreed to by the parties. ABBOTT shall prepare pre- and post-launch marketing plans which shall be reviewed and approved by SONUS prior to implementation, such approval not to be unreasonably withheld.

                  (B) SONUS shall have the right to co-promote (as defined herein) the Product at its own expense in the Territory only under the following circumstances:

                           (i) at any time after the first anniversary of the
First Shipment Date, if ABBOTT's Net Sales to Third Parties are below fifty percent (50%) of the mutually agreed Net Sales forecast attached as Appendix 3.2B for any two consecutive quarters. SONUS shall notify ABBOTT in writing within thirty (30) days of receipt of the applicable second quarterly Net Sales report, as set forth in Section 7.1, of its intention to co-promote the Product. SONUS' right to co-promote would be effective thirty (30) days after the date of ABBOTT's receipt of notice from SONUS. If SONUS does not so inform ABBOTT, then SONUS shall have waived its right to co-promote the Product with regard to that specific failure of ABBOTT to meet its Net Sales forecast for such two (2) consecutive quarters. The Net Sales forecast shall be adjusted as mutually agreed by the parties to reflect the actual time that FDA approval is obtained and the actual indications approved.

                           (ii) at any time after the third anniversary of the
First Shipment Date, SONUS may, at its expense, co-promote and sell the Product in the Territory in order to increase sales, profitability and market share above the existing Net Sales forecast, for new indications, market segment customers, or customer locations in a manner designed as complementary to ABBOTT's sales and marketing efforts. All SONUS deployment and promotional plans and budgets must be reviewed and approved by ABBOTT prior to implementation, such approval not to be unreasonably withheld. SONUS shall notify ABBOTT in writing ninety (90) days prior to commencing such co-promotion of the Product.

                           (iii) at any time for new indications or new market
segments for which ABBOTT has declined to support research, development or clinical research after timely notice by SONUS as set forth in Section 2.4.

                  (C) SONUS' rights to co-promote the Product as set forth in subsections 3.2(B)(i), (ii), and (iii) do not include the right of SONUS to sublicense, transfer, or grant, directly or indirectly, such rights to a Third Party except as set forth in Article 19. For purposes of this Agreement, "co-promotion" means the detailing of the Product to a Third Party customer including providing promotional materials and technical assistance but does not include accepting sales orders. SONUS shall inform all such customers to place all sales resulting from SONUS' co-promotion of the Product directly with ABBOTT and provide the necessary sales processing information to the customer.

         3.3 Raw Materials, Quality Control. SONUS shall be responsible for procurement of all raw materials necessary for the manufacture of the Product as well as quality control of the raw materials. SONUS shall handle raw materials in accordance with the applicable provisions of the Supply Agreement.

         3.4 Product Manufacture.

                  (A) ABBOTT and SONUS have previously entered into the Supply Agreement under which ABBOTT has agreed to manufacture the Product for SONUS. SONUS may purchase Product under the Supply Agreement to fulfill ABBOTT's purchase orders under Section 3.5. All manufacturing of the Product by ABBOTT for sale in the Territory by ABBOTT shall be in accordance with the terms of the Supply Agreement and the specifications for the Product in effect under the Supply Agreement ("Specifications") attached hereto as Appendix 3.4. The parties agree to negotiate in good faith an amendment to the Supply Agreement to include within the terms of the Supply Agreement the purchase and sale of the kits consisting of syringes, tubing and other accessories as are included in the final package of the complete Product, including the pricing and other terms and conditions of sale which are consistent with the Supply Agreement and the general custom and practice within the industry regarding such materials.

                  (B) The Supply Agreement shall govern ABBOTT's manufacture of all Product provided to SONUS for sale by SONUS outside the Territory and SONUS' right to manufacture or have manufactured the Product by a Third Party. SONUS shall give ABBOTT reasonable prior notice in writing if SONUS decides to manufacture or have manufactured by a Third Party the Product for purchase by ABBOTT under this Agreement. Upon such notice, ABBOTT and SONUS shall enter into good faith negotiations to reach agreement on the terms and conditions for a Third Party manufacturer for the Product to be purchased by ABBOTT.

                  (C) All Product manufactured by SONUS or by a Third Party shall conform with the Specifications. Any Third Party manufacturer appointed by SONUS to manufacture the Product must be approved by the FDA and have a reasonable history and record of conforming with current GMP.

                  (D) If any of the provisions of the Supply Agreement and this Agreement are inconsistent, then the provisions of this Agreement shall control for purposes of the manufacture and supply of Product subject to this Agreement.

         3.5 Product Forecasts, Orders and Rejected Product.

                  (A) Not later than one hundred twenty (120) days prior to the First Shipment Date, and thereafter, at least thirty (30) days prior to the first day of each calendar quarter, ABBOTT shall furnish to SONUS a rolling forecast of the quantities of the Product ABBOTT intends to order for sale in the Territory during the twelve (12) month period commencing with that calendar quarter. The first three (3) months of such forecast shall constitute a firm order and a binding commitment of ABBOTT to purchase such quantities as evidenced by purchase orders received from ABBOTT in accordance with Section 3.5(B). The balance of each such forecast shall merely represent reasonable estimates, not purchase commitments for the Product.

                  (B) ABBOTT shall place each purchase order with SONUS for Product to be delivered hereunder thirty (30) days prior to the delivery date specified in each respective purchase order. SONUS may reject any purchase order which exceeds one hundred fifty percent (150%) of the most current forecast underlying such purchase order. No rejection shall be effective unless in writing and delivered to ABBOTT within ten (10) days of SONUS' receipt of ABBOTT's purchase order. ABBOTT shall be obligated to purchase all Product ordered and delivered by the specified delivery date provided that, if Product is manufactured by a Third Party manufacturer and not by ABBOTT, such Product meets the Specifications.

                  (C) If the Product is manufactured solely by SONUS or a Third Party and if SONUS is unable to meet its supply obligations under any purchase order, then SONUS shall give prompt written notice to ABBOTT. In such event, if SONUS fails, or notifies ABBOTT that it will fail, to supply any amount of Product for a ninety (90) day period, then ABBOTT may (i) set up a manufacturing source, at the reasonable expense of SONUS, and manufacture or have the Product manufactured by a Third Party at the reasonable expense of SONUS for the time period of such failure or one hundred eighty (180) days, whichever is longer, or (ii) terminate this Agreement in accordance with
Section 12.2(D). The rights of ABBOTT to terminate the Agreement pursuant to this Section 3.5(C) will not apply if ABBOTT is in default of the Supply Agreement, unless ABBOTT's default or inability to supply is directly or indirectly due to SONUS, including, but not limited to, SONUS' failure to supply raw materials to ABBOTT as required under the Supply Agreement and this Agreement.

                  (D) If the Product is manufactured solely by ABBOTT and if ABBOTT is unable to meet its supply obligations under any purchase order, then ABBOTT shall give prompt written notice to SONUS. In such event, if ABBOTT fails, or notifies SONUS that it will fail, to supply any amount of Product for a ninety (90) day period, then SONUS may (i) set up a manufacturing source, at the reasonable expense of ABBOTT, and manufacture or have the Product manufactured, by a Third Party at the reasonable expense of ABBOTT for the time period of such failure or one hundred eighty (180) days, whichever is longer, or
(ii) terminate this Agreement in accordance with Section 12.2(D). Notwithstanding the foregoing, SONUS shall not have the right to terminate this Agreement if the cause of ABBOTT's inability to supply is directly or indirectly due to SONUS, including, but not limited to, SONUS' failure to supply raw materials to ABBOTT as required under the Supply Agreement and this Agreement.

                  (E) If SONUS and ABBOTT are both manufacturing or otherwise supplying Finished Product to ABBOTT for sale in the Territory and either ABBOTT or SONUS ("Non- Performing Party") notifies the other party ("Other Party") that the NonPerforming Party is unable to supply Product to the Other Party or either fails to supply Product pursuant to this Section 3.5, and is unable to correct such failure within ninety (90) days of written notice thereof from the Other Party, then the right of Non-Performing Party to manufacture or otherwise supply Product to the Other Party under the Supply Agreement shall cease until such time as the Non- Performing Party notifies the other that it is again able to supply Product.

                  (F) For Product provided by SONUS to ABBOTT which SONUS has sourced from a party other than ABBOTT, ABBOTT shall notify SONUS in writing of any claim relating to damaged, defective or nonconforming Product or any shortage in quantity of any shipment of Product within thirty (30) days of receipt of such Product by ABBOTT. In the event of such rejection or shortage, SONUS shall replace the rejected Product or make up the shortage within thirty
(30) days of receiving such notice, at no additional cost to ABBOTT, and shall make arrangements with ABBOTT for the return of any rejected Product at the expense of SONUS. For Products provided by SONUS to ABBOTT which SONUS has sourced from ABBOTT, ABBOTT shall accept such Products as conforming upon delivery to ABBOTT.

                  (G) In the event that SONUS is unable to provide raw material under the Supply Agreement for a period of ninety (90) days or longer, then ABBOTT shall have the right to purchase the raw materials from a Third Party at SONUS' expense or manufacture the raw materials or have a Third Party manufacture the raw materials at SONUS' expense.

         3.6 Clinical Research, Regulatory Affairs, Technical Marketing/Medical Support.

                  (A) SONUS shall be responsible for all ongoing product development, clinical research and regulatory filings and affairs beyond the responsibilities set forth in Section 2.3 in support of expanded label indications in the Field. SONUS shall also be responsible for all FDA communications, including review of promotional materials, and all FDA requirements regarding the Product (except those communications and requirements specifically associated with GMP applicable to the manufacture of the Product by ABBOTT as addressed in the Supply Agreement). ABBOTT will forward all adverse drug events to SONUS for handling by SONUS, including any required reporting to the FDA. Each party shall promptly notify the other party of all communications from and to the FDA regarding the Product.

                  (B) SONUS shall be responsible for all medical and technical support in the Field in the Territory, including those specific tasks mutually agreed to by the parties. This support shall be designed to fit with the Product positioning and ABBOTT's promotional plan.

         3.7 Product Recalls. In the event (A) any government authority issues a request, directive or order that the Product be recalled, or (B) a court of competent jurisdiction orders such a recall, or (C) ABBOTT and SONUS, after consultation with each other, determine that the Product should be recalled, the parties shall take all appropriate corrective actions, and shall cooperate in the investigations surrounding the recall. ABBOTT shall handle notification of customers and return of Product from customers. SONUS shall handle all FDA communications and requests regarding any recalls. If such recall results from any cause or event arising from a sole responsibility of SONUS as set forth in this Agreement or in the Supply Agreement or is solely attributable to SONUS, SONUS shall be responsible for all expenses of the recall and ABBOTT may deduct any such expenses borne by ABBOTT from any payment due to SONUS under this Agreement. If such recall results from a sole responsibility of ABBOTT as set forth in this Agreement or in the Supply Agreement or is solely attributable to ABBOTT, ABBOTT shall be responsible for the expenses of recall and shall reimburse SONUS for expenses incurred by SONUS for such recall. In the event that the recall results from any cause(s) or event(s) arising from a joint responsibility of the parties or partially from a responsibility of SONUS and partially from a responsibility of ABBOTT, SONUS and ABBOTT shall be jointly responsible for expenses of the recall in proportion to each such party's proximate fault with respect to the recall. For the purpose of this Agreement, the expenses of recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product, cost for the Product recalled, legal expenses, inventory write-offs and penalties resulting from third party contracts.

         3.8 Patents.

                  (A) SONUS shall be responsible for and shall diligently carry out and shall bear all costs (including attorney fees) for the preparation, filing, prosecution, maintenance, and extensions, if any, of all patents or patent applications under the Licensed Patents. In addition, SONUS shall promptly advise ABBOTT of all material correspondence, filings and notices of action between SONUS and the United States Patent and Trademark Office ("PTO") concerning the Licensed Patents. If SONUS elects not to prepare and file a patent application covering an Improvement referenced under Section 3.8(B) or discontinues the prosecution of any patent application or maintenance of any patent under the Licensed Patents, then SONUS shall promptly notify ABBOTT and supply ABBOTT with copies of all written communications with the PTO. In the event that ABBOTT reasonably determines that the failure of SONUS to pursue the filing and prosecution of the patent application would adversely affect the rights of ABBOTT under this Agreement, ABBOTT may, but does not have the obligation to, file or continue prosecution of such application or maintain such patent at its own expense. If ABBOTT so elects, then SONUS shall be responsible for the reasonable costs incurred by ABBOTT in connection with such filing or prosecution and shall promptly reimburse ABBOTT for such costs upon notice by ABBOTT.

                  (B) SONUS shall promptly notify ABBOTT of any Improvements and of any efforts by SONUS to patent Improvements in the Territory including, but not limited to designation of the countries in which any patent application in respect thereof is to be filed. Any patent application in respect of such Improvement and any patent issued therefrom shall become part of the Licensed Patents and Appendix 1.13 shall be modified to reflect the addition to Licensed Patents. If any Improvement is not patented, it shall become part of the Know-How.

                  (C) If either ABBOTT or SONUS has knowledge of any infringement or likely infringement of a Licensed Patent or unauthorized use of Know-How in the Territory, then the party having such knowledge shall promptly inform the other party in writing, and the parties shall promptly consult with one another regarding the action to be taken. Unless the parties otherwise mutually agree, SONUS shall prosecute such suit, and each party shall cooperate with the other party in the prosecution thereof and SONUS shall have the right to determine the strategy of the prosecution of such suit. Notwithstanding the foregoing, if ABBOTT is participating in the prosecution, ABBOTT shall be entitled to have input in the strategy of prosecution. SONUS shall have the right to determine the counsel to be retained by the parties in connection with such action or claim, which counsel shall be reasonably satisfactory to ABBOTT. SONUS may seek the assistance and participation of ABBOTT in the action or claim. If SONUS requests ABBOTT's participation, (i) ABBOTT shall participate in the prosecution if the action or claim involves an infringement by a Third Party's product, or potential product, which substantially falls within the definition of Product in Section 1.16, and (ii) ABBOTT may participate if ABBOTT determines that it would be in ABBOTT's interests to participate if the action or claim does not directly involve an infringement by a Third Party's product, or potential product, which substantially falls within the definition of Product in Section 1.16. Notwithstanding the foregoing, in the event that the action or claim involves an infringement by a Third Party's product, or potential product, which substantially falls within the definition of Product in Section 1.16, ABBOTT shall have the right to participate, on an equal basis with SONUS, in the prosecution of such action or claim. If SONUS prosecutes such claim without the participation of ABBOTT, the costs and expenses incurred in connection with such action or claim shall be borne by SONUS. However, if Abbott participates in the action or claim, the costs and expenses incurred in connection with such action or claim shall be shared equally by

SONUS and ABBOTT. If ABBOTT does not participate in the prosecution of the action or claim, or unless otherwise provided in this Section 3.8(C), any offer of settlement and any settlement shall be in SONUS' discretion, provided that any offer of settlement or settlement does not conflict with licenses granted under Article 5. If ABBOTT participates in the prosecution of the action or claim and/or if the action or claim involves an infringement by a Third Party's product, or potential product, which substantially falls within the definition of Product in Section 1.16, any offer of settlement and any settlement shall be subject to the prior approval of both ABBOTT and SONUS. Each party agrees not to unreasonably withhold its approval of any such settlement. If ABBOTT does not participate in the prosecution of the action or claim, any recovery of damages or other payments received in connection with such action or claim shall be realized by SONUS. However, any recovery of damages or other payments received in connection with such action for which ABBOTT participates in the prosecution shall be allocated between and disbursed to ABBOTT and SONUS as follows: (i) first, to reimburse ABBOTT and SONUS for their respective costs and expenses incurred in connection with such action, and (ii) the balance of recovery or other payments to be divided equally between ABBOTT and SONUS. In the event that the recovery of damages is not sufficient to cover costs and expenses incurred by the parties in connection with such action, each party shall be reimbursed on a pro rata basis according to each party's percentage of the total costs and expenses incurred by the parties together. ABBOTT may, but does not have the obligation to, participate in the prosecution of any infringement action outside the Territory. However, if ABBOTT does participate in any action and prosecution outside the Territory, ABBOTT shall be entitled to share in the proceeds or recovery of damages or other payments received in connection with such action outside the Territory. Such amounts shall be allocated between and disbursed to ABBOTT and SONUS as follows: (i) first, to reimburse ABBOTT for ABBOTT's costs and expenses incurred in connection with such action, (ii) second, to reimburse SONUS for SONUS' costs and expenses incurred in connection with such action, and (iii) the balance of recovery or other payments to be divided equally between ABBOTT and SONUS.

                  (D) If a claim or suit is brought against ABBOTT alleging: (i) infringement of any patent or unauthorized use of any Know-How owned by a Third Party by reason of ABBOTT's exercise of its licenses hereunder; or (ii) an interest in any patent under the Licensed Patents, ABBOTT shall promptly give written notice to SONUS. SONUS, within a reasonable time after such notice, but not longer than sixty (60) days, shall advise ABBOTT of SONUS' decision on the intended disposition of such claim or suit. If SONUS elects not to dispose of the claim or defend the suit, ABBOTT may do so. The parties will furnish each other with reasonable assistance regarding such claim or suit as may be requested by the other party. Any offer of settlement or settlement of the claim or suit by one party shall have the prior written approval of the other party, such approval not to be unreasonably withheld. ABBOTT shall have the right to settle such claim or suit by payment in any form. If any amounts are paid or payable to a Third Party by ABBOTT or any damages and/or costs are awarded against ABBOTT in such suit, then at the time of payment, such amounts, damages and costs may be off set against any Revenue Payment due in such year or, necessary, in succeeding years to SONUS.

         3.9 Trademarks

                  (A) Grant of License. SONUS hereby grants to ABBOTT a non-exclusive license (the "Trademark License") in the Territory to use the SONUS trademarks) set forth in Appendix 3.9 on all labels, advertisements, promotional materials and literature for the Product.

                  (B) Reservation of Rights. SONUS expressly reserves the right to use and license third parties to use the SONUS trademark(s) in a manner not inconsistent with this Agreement.

                  (C) Acknowledgement. ABBOTT acknowledges that the SONUS trademark(s) are owned exclusively by SONUS and that ABBOTT has no right, title or interest in and to the SONUS trademark(s), except the rights conferred by this Agreement and that all goodwill associated with the SONUS trademark(s) inures to the benefit of SONUS.

                  (D) Registration. SONUS agrees to maintain the SONUS trademark(s) in the United States at its own expense including the preparation and recordation of registered user agreements and/or licenses necessary or reasonably deemed necessary by ABBOTT in order to comply with local laws.

                  (E) Use of Trademark(s). The Products shall bear the trademark EchoGen(R) or such other trademarks as mutually agreed to by the parties. ABBOTT shall at all times properly use the SONUS trademark(s) to indicate brand names by using the SONUS trademark(s) in conjunction with the common name for the Product, e.g. "ECHOGEN(R) emulsion." However, in written copy or package inserts ABBOTT may display, where appropriate, the symbol and common name at the first or most prominent reference to the trademark. The trademark registration symbol "(R)" or "(TM)" shall be used to indicate registration status. Wherever the SONUS trademark(s) are used, attribution shall be given to SONUS Pharmaceuticals, Inc. as the owner of the SONUS trademark(s) at least once per publication as used in the public domain.

                  (F) Infringements. ABBOTT shall promptly call to the attention of SONUS the use by any Third Party of the SONUS trademark(s) or any trademark similar to the mark covered by this Agreement, of which it may become aware and which it may consider to be an infringement or passing off of the SONUS trademark(s) or unfair competition. SONUS shall have the right to decide whether or not to bring proceedings against Third Parties. Such proceedings shall be at the expense of SONUS. ABBOTT shall cooperate fully with SONUS to whatever extent is deemed reasonably necessary by SONUS to prosecute such action. In the event that SONUS recovers damages from prosecution of such action, SONUS shall retain amounts received for such damages except that ABBOTT shall be entitled to reimbursement of its costs, expenses, and attorneys' fees attributable to such action. SONUS shall not settle or compromise any suit for infringement without the express approval of ABBOTT, such approval not to be unreasonably withheld. In the event SONUS decides not to prosecute, and ABBOTT reasonably determines that the failure to prosecute would adversely affect the rights of ABBOTT under this Agreement, ABBOTT shall have the right, but not the obligation, to prosecute such action at its own expense. SONUS shall cooperate fully with ABBOTT to whatever extent is deemed reasonably necessary by ABBOTT to prosecute such action. In the event that ABBOTT recovers damages from prosecution of such action, ABBOTT shall retain amounts received for such damages except that SONUS shall be entitled to reimbursement of its costs, expenses, and attorneys' fees attributable to such action. ABBOTT shall not settle or compromise any suit for infringement without the express approval of SONUS.

                  (G) Term. The initial term of this Trademark License shall be the Term specified in Article 12 of this Agreement. Upon expiration of such Term, ABBOTT shall have a right to renew the Trademark License at a mutually agreeable reasonable royalty rate.

                  (H) Termination. Upon termination of this Agreement, ABBOTT shall discontinue all use of the SONUS trademark(s) and shall not thereafter adopt a mark which is confusingly similar.

                  (I) Copies. Within ten (10) days after the Effective Date, SONUS shall provide ABBOTT photocopies of its applicable trademarks applications/registrations in the Territory.

4. CANADA AND LATIN AMERICA AND OTHER TERRITORIES

         4.1 Canada and Latin America. If SONUS receives a bona fide offer from a Third Party for the right to market and sell the Product in Canada and/or Latin America prior to December 31, 1996, then within a reasonable time, not to exceed sixty (60), SONUS shall give written notice to ABBOTT of the details of the offer and ABBOTT shall have the opportunity to meet, or offer terms more favorable than, such Third Party offer within sixty (60) days of such notice. If either (A) ABBOTT meets or offers terms more favorable than such Third Party offer and SONUS fails to enter into an agreement with ABBOTT with respect to such marketing rights, or (B) whether or not there is a Third Party offer, the parties do not enter into a binding commitment for ABBOTT to acquire marketing rights in Canada and/or Latin America prior to December 31, 1996, then the payment in Appendix 2.3 due to SONUS upon First Shipment Date shall be decreased by[*]. SONUS may, at its option, substitute for the decreased payment warrants to purchase 125,000 shares of common stock of SONUS, subject to adjustment as set forth in the Warrant evidenced by a warrant certificate substantially in the form of Exhibit A ("Warrant") for shares of SONUS common stock, such Warrant based on the warrant exercise price equal to the volume weighted average price for the ten (10) trading days prior to the date SONUS executes a definitive agreement with a Third Party for marketing rights as set forth in this provision or December 31, 1996, whichever is earlier. SONUS shall notify ABBOTT of which option it chooses no later than December 31, 1996. The warrant shall be issued as of the date of the determination of the warrant price as set forth above. Anything in the foregoing to the contrary notwithstanding, in the event that prior to December 31, 1996, SONUS should receive a bona fide offer from a Third Party for marketing rights in Canada and/or Latin America and ABBOTT shall have failed to meet or offer more favorable terms as provided above, then SONUS shall not be subject to a reduced fee upon First Shipment or have an



*Confidential Portions omitted and filed separately with the Commission.

obligation to issue any warrants as provided herein. For purposes of this Agreement, Latin America shall include South America, Central America, Mexico, and the Caribbean (including possessions or territories of the United States, France, the United Kingdom and the Netherlands).

         4.2 Other Territories. If SONUS receives a bona fide offer from a Third Party for the right to market and sell the Product in areas or countries other than the Territory, Canada, Latin America or areas or countries which are covered by the Agreement dated March 31, 1995 between SONUS and Daiichi Pharmaceuticals, Ltd. or the Agreement dated October 27, 1994 between SONUS and Guerbet S.A. (collectively, the "Prior Agreements"), then within a reasonable time, not to exceed sixty (60) days, SONUS shall give written notice to ABBOTT of the details of the offer and ABBOTT shall have the opportunity to meet, or offer terms more favorable than, such Third Party offer within sixty (60) days of such notice. If ABBOTT meets or offers terms more favorable to SONUS, ABBOTT and SONUS shall negotiate and enter into an agreement on such terms together with such other terms as are substantially the same terms of this Agreement for such areas or countries. Furthermore, in the event that any areas or countries covered under a Prior Agreement are no longer covered under a Prior Agreement, SONUS shall within sixty (60) days notify ABBOTT and facilitate discussions with ABBOTT regarding ABBOTT acquiring marketing rights for the Products in such areas or countries.

         4.3 Co-Promotion. ABBOTT and SONUS agree to consider and discuss, and if requested by ABBOTT, SONUS shall introduce the concept with the parties contracting with SONUS under the Prior Agreements to consider and discuss, opportunities for ABBOTT to co- promote the Product in areas or counties covered by the Prior Agreements.

5. LICENSES

                  (A) SONUS hereby grants to ABBOTT a royalty-free exclusive license, exclusive even as to SONUS. with the right to sublicense, under the Licensed Patents and Know-

How to use, offer to sell and sell the Product in the Field in the Territory subject to SONUS' co- promotion rights pursuant to Section 3.2(B). The right to sublicense to a Third Party shall be subject to the approval of SONUS, such approval not to be unreasonably withheld.

                  (B) SONUS hereby grants to ABBOTT a royalty-free nonexclusive license, with the right to sublicense, under the Licensed Patents and Know-How to make, have made, and import the Product for the Field in the Territory, subject to the limitations set forth in Section 3.5(B). The right to sublicense to a Third Party shall be subject to the approval of SONUS, such approval not to be unreasonably withheld.

                  (C) ABBOTT's licenses hereunder shall become paid-up upon ABBOTT tendering to SONUS all payments due pursuant to Appendix 2.3.

6. LAUNCH BUDGETS; REIMBURSEMENT PAYMENTS

         6.1 Launch Budgets. ABBOTT and SONUS shall each prepare separate pro forma launch budgets to cover their respective expenses associated with and incurred after the launch of the Product which shall be mutually approved by the parties. Within thirty (30) days of FDA Advisory Panel approval, ABBOTT and SONUS will meet to review and, if appropriate and mutually agreeable, update such launch budgets for the period for which Launch Budget Reimbursement Payments may be required as set forth in Section 6.2. The parties will thereafter meet quarterly during this period to review and, if appropriate and mutually agreeable, update such budgets. Each party's launch budget shall include the expense line items and allocation of the expense items between ABBOTT and SONUS.

         6.2 Launch Budget Reimbursement Payments. Each quarter following the First Shipment Date and until either the second anniversary of the First Shipment Date or the achievement of Net Sales of Product in the Territory of at least twenty-five million dollars ($25,000,000) in each of two consecutive quarters, whichever comes first, one party shall pay to the other party an amount equal to fifty percent (50%) of the excess budget launch expenses of one party over the budget launch expenses of the other party for the same period (e.g. if ABBOTT has budget launch expenses of [ * ] and SONUS has budget launch expenses of [ * ] in the first twelve (12) months Product sales, the amount to be paid by SONUS is [ * ] x 50% or [ * ]). The payment will be made within sixty (60) days of the end of each calendar quarter for the period the launch expenses are incurred. In the case of payment to be made by SONUS, the amounts payable shall be offset against payments to be made by ABBOTT to SONUS as set forth in Article 7. In the case of payments to be made by ABBOTT, the payments will be made by wire transfer. Each party shall supply to the other party all wire transfer account information.

         6.3 Loss Carry Forward. If a Launch Budget Reimbursement Payment as calculated in Section 6.2 is to be made by SONUS to ABBOTT and such Launch Budget Reimbursement Payment has not been fully paid by SONUS to ABBOTT by the expiration of twenty-four (24) months following the First Shipment Date, or the achievement of Net Sales of Product in the Territory of at least twenty-five million dollars ($25,000,000) in each of two (2) consecutive quarters, whichever should first occur, then the unpaid amount shall be carried forward and offset against Revenue Payments for subsequent quarters until such time as the entire Launch Budget Reimbursement Payment has been paid or credited to ABBOTT.

7. REVENUE PAYMENTS

         7.1 Calculation of Revenue Payments. Following the First Shipment Date, ABBOTT shall pay SONUS an amount as calculated in the following formula ("Revenue Payment").

Revenue  =  47%  x Units of Finished Product   x    Average Unit Selling Price
Payment            accepted by ABBOTT into          from prior Quarter
                   Finished Goods Inventory
                   Less:  returned goods,
                   Inventory outdates, recalls
                   and/or withdrawals

* Confidential Portions omitted and filed separately with the Commission.

         For the first quarter following the First Shipment date, the estimated Average Unit Selling Price shall be communicated to SONUS on or before ninety
(90) days prior to the First Shipment Date. The Revenue Payment for any quarter shall be paid within thirty (30) days after the end of each such calendar quarter or ninety (90) days after the Finished Product is placed in Finished Goods Inventory, whichever is earlier. The payment will be made by wire transfer. SONUS shall supply to ABBOTT all wire transfer account information. At the time of the wire transfer, ABBOTT shall send to SONUS by electronic-mail, facsimile or overnight courier, a report to SONUS setting forth the calculation used to determine the Revenue Payment, including launch budget reimbursement payments.

         7.2 SONUS Co-promotion. If SONUS is co-promoting the Product in the Territory pursuant to Section 3.2(B), all sales of Product by SONUS shall be credited to ABBOTT and included in gross sales for purposes of the Revenue Payment calculation. In the event that SONUS is co-promoting the Product under 3.2(B)(iii), the Revenue Payments due by ABBOTT to SONUS under Article 7 shall be adjusted to reflect SONUS' additional contribution at such time and in such amount as the parties mutually agree.

         7.3 Records and Audit. ABBOTT and SONUS shall keep and maintain records of sales made and expenses incurred pursuant to this Agreement. On a monthly basis, ABBOTT shall provide SONUS with records of sales of Units by list numbers consistent with ABBOTT's other products of a similar nature in the normal course of business. On a quarterly basis, ABBOTT shall provide SONUS with reports reconciling sales of Products with discounts and other deductions to support Net Sales figures. Such records shall be kept for a period of four (4) years after the sales period to which such records relate. During this period, such records shall be open to inspection upon reasonable written notice by one party to the other. Such inspection shall be performed by a nationally recognized independent certified public accountant selected by the requesting party and approved by the other party, which approval shall not be unreasonably withheld. All expenses of such inspection shall be borne by the requesting party. However, (i) if an inspection initiated by SONUS reveals that payments to SONUS have been understated by five percent (5%) or more, and if such understatement is greater than $25,000, ABBOTT shall pay the cost of inspection, the understated amount and interest at the prime rate of interest on the understated amount, and (ii) if an inspection initiated by ABBOTT reveals that figures reported by SONUS to ABBOTT have been understated by five percent (5%) or more and if such understatement is greater than $25,000, SONUS shall pay the cost of inspection, the understated amount and interest at the prime rate of interest on the understated amount. Any independent certified public accountant engaged by either party shall sign a confidentiality agreement prior to any audit and shall then have the right to examine the records kept pursuant to this Agreement and report findings (but not the underlying data) of the examination to the requesting party as is necessary to evidence that records were or were not maintained and used in accordance with this Agreement. A copy of any report provided to the requesting party by the independent certified public accountant shall be given concurrently to the other party.

8. WARRANT

         8.1 Purchase. ABBOTT shall concurrently herewith purchase, and SONUS agrees to sell and issue, at ABBOTT's request, warrants evidenced by a warrant certificate substantially in the form of Exhibit A ("Warrant"), for five hundred thousand (500,000) shares of SONUS' common stock at an exercise price equal to sixteen dollars ($16.00) per share subject to adjustments as set forth in the Warrant. The Warrant shall be priced at eight dollars ($8.00) per share, which price per share will be paid concurrently with the issuance of the Warrant. The

Warrant shall be exercisable at any time after receipt by ABBOTT for a period of five (5) years from the date of ABBOTT's receipt of the Warrant.

         8.2 Registration Rights. SONUS shall, prior to or on the Effective Date, cause be amended the Sonus Pharmaceuticals, Inc. Amended and Restated Registration Rights Agreement dated November 23, 1994, as amended ("Registration Rights Agreement"), to include ABBOTT as a "Holder" thereunder and include the shares of common stock issuable upon exercise of the Warrant as "Registrable Securities," as the terms "Holder" and "Registrable Securities" are defined in the Registration Rights Agreement. In the event that SONUS is unable to cause such amendment prior to the Effective Date, Sonus shall cause such amendment within thirty (30) days of the Effective Date.

         8.3 Prohibition. With the exception of the purchase under Section 8.1, ABBOTT, and its Affiliates for the term of this Agreement, shall not, without the prior written consent of SONUS, acquire or agree to acquire, by purchase or otherwise, any voting securities of SONUS or any subsidiary of SONUS.

9. BUYOUT OPTION

         It is the intent of the parties to provide for a buyout of this Agreement by one party from the other subject to the mutual agreement of the parties. On the sixth (6th), ninth (9th), and twelfth (12th) anniversary of the Effective Date, either party may give written notice to the other party of its interest in buying out the other party's rights and obligations under this Agreement. If both parties agree, a process will be established whereby either party may buy out the rights and obligations of the other party in the Territory at a price equal to or greater than the net present value of the projected net profit before tax, discounted at fifteen percent (15%) for the remaining term of the Agreement ("Option Price"). If both parties desire to exercise the buyout and ABBOTT and SONUS do agree on the Option Price, then the representatives of ABBOTT and SONUS shall meet and simultaneously exchange closed bids, which bids shall be opened in the presence of both representatives. If both parties agree, the higher bid shall prevail. If the parties mutually agree that the buyout is to take place, the parties shall enter into an agreement that sets forth the timetable and process for the orderly transfer of such rights. If both parties do not agree on the calculation of the buyout price or do not agree on the transfer of rights and terms of the buyout, then the buyout shall not take place and notwithstanding anything else in this Article, the buyout option will not be effective again during the remaining term of this Agreement.

10. RIGHT OF FIRST REFUSAL FOR ADDITIONAL PRODUCTS

         In the event SONUS desires to grant any license to market or distribute to a Third Party, any ultrasound diagnostic imaging products for the Field and in the Territory which are not covered by the license set forth in Section 5 or the terms of Section 2.4 and which are the proprietary technology of SONUS including, but not limited to those technologies commonly referred to as PhaseShift(TM) and High-Q Factor(TM), then ABBOTT shall have a right of first refusal with respect to the license or sale of such product in the Field and in the Territory. If SONUS desires to solicit offers from Third Parties to market and sell such product for the Field in the Territory, then SONUS shall promptly give written notice to ABBOTT. Within thirty (30) days of such notice, ABBOTT shall indicate whether or not it is interested in such product. If ABBOTT is interested, SONUS and ABBOTT shall negotiate in good faith for a maximum of sixty (60) days to mutually determine the material terms of a definitive agreement regarding such product. If ABBOTT and SONUS do not reach such agreement, but during the negotiation period, ABBOTT offered in writing economic terms which were rejected by SONUS, and during the term of this Agreement SONUS subsequently solicits and receives a bona fide Third Party offer on the same or less favorable economic terms considered as a whole than those offered by

ABBOTT, then SONUS shall promptly notify ABBOTT in writing. ABBOTT then may offer to meet such terms within forty-five (45) days from such notice. The parties will then negotiate in good faith towards a definitive agreement for the product. If ABBOTT does not offer to meet such terms within such forty-five (45) day period, then ABBOTT shall have no further rights under this Section 9 with respect to such product. Nothing herein shall restrict SONUS from itself marketing, selling or distributing any such product.

11. REPRESENTATIONS AND WARRANTIES

         11.1 SONUS hereby represents and warrants that:

                  (A) SONUS has the full right, power and corporate authority to enter into this Agreement, and to make the promises and grant the licenses set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement.

                  (B) To the best knowledge of SONUS, the Licensed Patents have not or will not be obtained through any activity, omission or representation that would limit or destroy the validity of the Licensed Patents and SONUS has no knowledge or information that would materially adversely impact on or affect the validity and/or enforceability of the Licensed Patents.

                  (C) There are no actions threatened or pending before any court or governmental agency or other tribunal other than the PTO relating to the Licensed Patents or Know-How.

                  (D) SONUS has not authorized and will not during the term of this Agreement authorize Third Parties to practice the Licensed Patents or the Know-How in the Field in the Territory or otherwise grant rights or licenses to market and sell the Product in the Field in the Territory, other than as may be granted in any patent infringement settlement as permitted pursuant to the terms of Section 3.8(C).

                  (E) No Third Party has acquired, owns or possesses any right, title or interest in or to the Licensed Patents or Know-How in the Field in the Territory.

         11.2 ABBOTT hereby represents and warrants that:

                  (A) ABBOTT has the full right, power and corporate authority to enter into is Agreement and to make the promises set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement.

                  (B) ABBOTT is an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended (the "Act") and hereby certifies that all shares of common stock in SONUS purchased or to be purchased by it pursuant to the exercise of the Warrants set forth in Articles 4 and 8 are being, or are to be, acquired by it for investment, and not with a view to the distribution thereof. Further, ABBOTT understands that the common stock to be purchased pursuant to the exercise of such Warrants will be "restricted securities" and may not be sold, transferred or otherwise disposed of without registration under the Act, or an exemption therefrom, and that in the absence of an effective registration statement, or an available exemption from registration under the Act, the common stock must be held indefinitely.

12. TERM AND TERMINATION

         12.1 Term. The term of this Agreement shall commence on the Effective Date, and unless sooner terminated pursuant to Section 12.2 or Article 9, and shall continue in effect until the last to expire of the patents under the Licensed Patents or end of the life of the branded Product, whichever is longer. The "life of the branded Product" shall be defined as the time period ending three (3) months after FDA approval of the first generic form of the Product to be marketed by a Third Party in the Territory. Upon expiration of the term of this Agreement pursuant to this Section 12.1 ABBOTT shall have a fully paid up, irrevocable and non-exclusive license under the Know-How.

         12.2 Early Termination. This Agreement may be terminated in accordance with the following provisions:

                  (A) Surrender. In whole or in part by ABBOTT's surrender and termination of the licenses and rights granted hereunder at any time upon one
(1) year prior written notice to SONUS.

                  (B) Insolvency. By notice by either party to the other party upon (i) the insolvency of the other party, or the appointment of a receiver by the other party for all or any substantial part of its properties, provided that such receiver is not discharged within sixty (60) days of his appointment; (ii) the adjudication of the other party as a bankrupt; (iii) the admission by the other party in writing of its inability to generally pay its debts as they become due; (iv) the execution by the other party of an assignment for the benefit of its creditors; or (v) the filing by the other party of a petition to be adjudged a bankrupt, or a petition or answer admitting the material allegations of a petition filed against the other party in any bankruptcy proceeding, or the act of the other party in instituting or voluntarily being or becoming a party to any other judicial proceeding intended to effect a discharge of the debts of the other party, in whole or in substantial part.

                  (C) Product Failure. If the Product is found to be not safe or efficacious by ABBOTT, then ABBOTT may terminate this Agreement upon thirty (30) days written notice to SONUS, subject to applicable indemnification as set forth in Section 13.1.

                  (D) Supply Failure. In the event of failure to supply Product, the provisions of Section 3.5 shall apply. Any termination under Section 3.5 shall be subject to the provisions of Section 12.3(E).

                  (E) Default. Except as provided in Section 12.2 and Section 17.1, the rights set forth in this Article 12 to terminate this Agreement and to terminate the licenses granted hereunder are the only such rights of the parties to take such actions under this Agreement. If either party believes that the other party has committed a breach of any material provision of this Agreement, the following shall apply:

                           (i) If the other party has failed to remedy such
breach within ninety (90) days after the receipt of notice in writing of such breach from the nonbreaching party, then the nonbreaching party may submit the issue of whether the other party has committed a breach of any material provision hereunder for resolution in accordance with the procedure set forth in
Article 21 (Alternative Dispute Resolution); and

                           (ii) If the neutral person (as set forth in Article
21) in accordance with the procedures set forth in Article 21 renders a ruling that the breaching party has materially breached the Agreement; and

                           (iii) If the breaching party has materially failed to
comply with the terms of such ruling within the time period specified therein for compliance or, if no time period is stated, then the nonbreaching party has served notice upon the breaching party to undertake the actions specified to comply with the terms of the ruling and the breaching party has materially failed, within thirty (30) days of such notice with regard to payment obligations and within ninety (90) days of such notice with regard to other obligations, to undertake such action; then the nonbreaching party shall have the right to terminate this Agreement by delivering written notice to the breaching party within thirty (30) days after expiration of the applicable period under Section 12.2(E)(iii).

                           (iv) In the event that ABBOTT is the non-breaching
party, in lieu of terminating the Agreement, ABBOTT may proceed under Section 12.4.

         12.3 Consequences of Expiration or Early Termination: Survival.

                  (A) Upon expiration or early termination, including that set forth in Section 12.2(A), SONUS shall retain ownership of all regulatory filings or approvals, clinical data and all other data developed by SONUS in the Territory; ABBOTT shall retain ownership of all data developed solely by ABBOTT in the Territory. In the event of surrender or early termination, ABBOTT shall make no further use of the Licensed Patents or Know-How within the Territory. Upon expiration or termination, any sublicenses granted under such licenses shall be terminated. Expiration or early termination of the Agreement shall not effect the Supply Agreement, which shall main effective as to its terms.

                  (B) If this Agreement is terminated in part or in whole by ABBOTT under Section 12.2, then SONUS, at ABBOTT's option, shall repurchase all remaining Product which is reasonably resalable from ABBOTT at ABBOTT's cost, unless otherwise mutually agreed by the parties, within thirty (30) days of termination.

                  (C) If the Agreement is terminated under Section 12.2(B), then the parties shall have the rights as set forth in those bankruptcy statutes, as may be amended at the time of such termination, governing intellectual property rights of licensors and licensees, as appropriate, in a bankruptcy proceeding.

                  (D) If this Agreement is terminated by either party for any reason, then ABBOTT's exclusive license hereunder shall terminate, SONUS shall repurchase the remaining Product which is reasonably resalable from ABBOTT at ABBOTT's cost, unless otherwise mutually agreed by the parties within thirty
(30) days of termination and neither party will have any further liability to the other except as set forth in Section 12.3(E). If this Agreement is terminated by either party under Section 12.2(D) or 12.2(E) due to breach of the provisions of this Agreement, then the non-breaching party may seek damages for breach from the breaching party. If the breach is a breach a representation or warranty set forth in
Article 11, then the non- breaching party shall also have the remedy set forth in Article 13. Neither party shall have any further liability to the other except as set forth in Section 12.3(E) and this Section.

                  (E) Expiration or early termination of this Agreement shall not relieve either party of its obligations incurred prior to expiration or early termination. The obligations under Article 22 (Publicity); Article 21 (Alternative Dispute Resolution); Article 19 (Assignment); Article 15 (Confidential Information); Article 14 (Limitation of Liability); Article 13 (Indemnification); and Article 11 (Representations and Warranties) shall survive expiration or early termination of this Agreement or of any extensions thereof.

         12.4 ABBOTT Right to Continue. Notwithstanding the foregoing, in the event of default by SONUS under Section 12.2(E), then ABBOTT may, at ABBOTT's option (i) seek damages for breach by SONUS and continue to operate under the Agreement and keep the Agreement in effect, in which case ABBOTT shall have the right, but not the obligation, to assume any and all responsibilities of SONUS as set forth under Article 3 and be entitled to adjustment in the division of revenue reflecting ABBOTT's assumption of such responsibilities as reasonably determined by ABBOTT, or (ii) seek damages for breach by SONUS and terminate the Agreement.

13. INDEMNIFICATION

         13.1 By SONUS. SONUS shall indemnify, defend and hold ABBOTT, its directors, employees, agents and representatives harmless from and against all claims, causes of action, settlement costs (including reasonable attorney fees and expenses), losses or liabilities of any kind (A) which are asserted by a Third Party and which (i) arise out of or are attributable to any negligent act or omission or willful misconduct on the part of SONUS, its directors, employees, agents or representatives, or (ii) involve the use of the Product as a pharmaceutical product or the safety or efficacy of the Product, including any theory of strict liability in tort or any other theory of product liability, and which are not otherwise attributable to any negligent act or omission or willful misconduct on the part of ABBOTT, its directors, employees, agents or representatives; or (iii) arise from claims that the product or its manufacture, use or sale infringes a patent, trademark or other proprietary right of a Third Party provided that the infringement does not relate solely to the manufacturing procedure of ABBOTT; or
(B) arise from a breach of a representation or warranty in Section 11.1; (C) arise out the negligent act or omission or willful misconduct by SONUS in the manufacture of the Product by SONUS; or (D) arising, from the supply by SONUS and use by ABBOTT of bulk raw materials which fail to comply with Bulk Raw Materials Specifications, as defined in the Supply Agreement, where ABBOTT manufactures the Product.

         13.2 By ABBOTT. ABBOTT shall indemnify, defend and hold SONUS, its directors, employees, agents and representatives harmless from and against all claims, causes of action, settlement costs (including reasonable attorney fees and expenses), losses or liabilities of any kind (A) which are asserted by a Third Party and which arise out of or are attributable to any negligent act or omission or willful misconduct on the part of ABBOTT, its employees, agents, or representative, or (B) which arise from a breach of a representation or warranty in Section 11.2.

         13.3 Condition of Indemnification. If either party expects to seek indemnification under this Article, it shall promptly give notice to the indemnifying party of the basis for such claim of indemnification. If indemnification is sought as a result of any Third Party claim or suit, such notice to the indemnifying party shall be within fifteen (15) days after receipt by the other party of such claim or suit (if to ABBOTT, notice to Abbott Laboratories, Risk Management, D-317, 100 Abbott Park Road, Abbott Park, IL 60064-3500; if to SONUS, notice as set forth in Article 18); provided, however, that the failure to give notice within such time period shall not relieve the indemnifying party of its obligation to indemnify unless it shall be materially prejudiced by the failure. Each such party shall cooperate fully with the other party in the defense of all such claims or suits. No offer of settlement, settlement or compromise shall be binding on a party hereto without its prior written consent (which consent will not be unreasonably withheld) unless such settlement fully releases the other party without any liability, loss, cost or obligation to such party.

14. LIMITATION OF LIABILITY

         Except for Third Party liability arising under Article 13, in no event shall either party be liable for loss of profits or other economic loss, or for indirect, incidental, penal or consequential damages, or other similar damages arising out of this agreement.

15. CONFIDENTIAL INFORMATION

         15.1 Due Care. It is recognized by the parties that during the term of this Agreement, the parties will exchange Confidential Information pertaining to their performance hereunder. Each party will exercise due care to prevent the disclosure of Confidential Information of the other party.

         15.2 Permitted Disclosures.

                  (A) Notwithstanding the above, nothing contained in this Agreement shall preclude SONUS or ABBOTT from utilizing or disclosing to others its Confidential Information or utilizing Confidential Information received from the other party as may required (i) for regulatory purposes, including obtaining FDA approvals; (ii) for audit, tax or customs purposes; or (iii) by law (including disclosure obligations under applicable securities laws), court or other government order, provided that the party subject to such order notifies the other party and uses reasonable efforts to obtain a protective order covering such Confidential Information.

                  (B) In addition to the foregoing, ABBOTT and SONUS may disclose the Confidential Information of the other party, only to such employees or Third Parties who have a reasonable need for the Confidential Information in the performance of their services in connection with the matters set forth in this Agreement or otherwise within the scope of the licenses set forth in
Article 5 and Section 3.9; who are informed of the confidential nature of the Confidential Information; and who are bound not to disclose such Confidential Information.

         15.3 Other Agreements. The parties have entered into a Confidential Disclosure Agreement dated October 7, 1992 ("CDA"). The CDA shall remain in full force and effect as to its confidentiality requirements for the terms specified therein. However, on and after the Effective Date of this Agreement, all subject matter conveyed or covered under this Agreement shall be governed in all respects by the confidentiality provisions contained in this Article 15. The obligations of the parties set forth in this Article 15 shall apply during the term hereof and for a period of five (5) years after the date of early termination or expiration of this Agreement or any extension thereof.

16. NON-COMPETE

         For a period of five (5) years after the Effective Date each party and its Affiliates shall undertake not to market or sell a competing product in the Territory to an end user. However, nothing contained in this Article 16 shall be construed as preventing (i) either party from conducting research and development, manufacturing, formulation, development, and/or distribution activities relating to a competing product during such period or thereafter, or
(ii) the grant of any rights in any patent infringement settlement as permitted pursuant to the terms of Section 3.8(C).

         For purposes of this Article 16, a competing product shall mean a product in the Field whose mode of action and/or mechanism is materially similar to the Product.

17. FORCE MAJEURE

         17.1 Events of Force Majeure. Delay or failure on the part of either party in performing its obligations under this Agreement shall not subject such party to any liability to the other if such delay or failure is caused by or results from acts such as but not limited to acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, or compliance with any law, order or regulation of any government entity acting with color of right.

         17.2 Consequences of Force Majeure. Upon occurrence of an event of force majeure, the party affected shall promptly notify the other in writing, setting forth the details of the occurrence, and making every attempt to resume the performance of its obligations as soon as practicable after the force majeure event ceases. If such event prevents performance by one party for more than six (6) months, then the other party may terminate this Agreement subject to Section 12.3.

18. NOTICES

         Any notices permitted or required by this Agreement shall be sent by
(A) facsimile, (B) registered mail or (C) a recognized private mail carrier service, and such notice shall be effective on the date received as indicated by the facsimile imprint date in the case of (A) and the carrier receipt in the case of (B) and (C). If sent and addressed as follows or to such other address as may be designated by a party in writing:

                  If to SONUS:      SONUS PHARMACEUTICALS, INC.
                                    22026 20th Avenue, S.E.
                                    Suite 102
                                    Bothell, Washington 98021
                                    Telefax: (206) 489-0626
                       Attention:   Steven Quay, M.D., Ph.D

                  With a copy to:   Stradling, Yocca, Carlson & Rauth
                                    660 Newport Center Drive, Suite 1600
                                    Newport Beach, CA 92660-6441
                                    Telefax: (714) 725-4100
                       Attention:   K. C. Schaaf

                  If to ABBOTT:     ABBOTT LABORATORIES
                                    Hospital Products Division
                                    200 Abbott Park Road
                                    Abbott Park, IL 60064-3537
                                    Telefax: (847) 937-0805
                       Attention:   President, Hospital Products Division

                  With copy to:     Division Vice President
                                    Domestic Legal Operations
                                    D-322, AP6D
                                    Abbott Laboratories
                                    100 Abbott Park Road
                                    Abbott Park, IL 60064-3500
                                    Telefax:  (847) 938-1206

19. ASSIGNMENT

         19.1 Limitation on Assignment. This Agreement may not be assigned or transferred by either party, whether by operation of law or otherwise, except that either party may assign this Agreement to any of its Affiliates, or to any successor by merger or sale of substantially all of its business unit to which this Agreement relates without the consent of the other party. Any attempted delegation or assignment not in accordance with this Article 19 shall be of no force or effect.

         19.2 Assumption by ABBOTT. In the event that SONUS sells, transfers or otherwise assigns this Agreement to a third party ("Assignee") as permitted in this Article 19, and ABBOTT, in ABBOTT's reasonable discretion, determines that the Assignee is not at least as capable as SONUS of performing its (SONUS') responsibilities under this Agreement, ABBOTT may, upon thirty (30) days prior written notice to Assignee, assume any or all of Assignee's responsibilities under this Agreement, including, but not limited to, responsibilities set forth in

Section 3 and other responsibilities agreed to by the parties in accordance with
Section 6.1, and adjust, in ABBOTT's reasonable discretion, the Revenue Payment set forth in Article 7 proportionately in accordance with the reduction in the responsibilities of Assignee.

20. SUCCESSORS AND ASSIGNS

         This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

21. ALTERNATIVE DISPUTE RESOLUTION

         The parties agree that any dispute that arises in connection with this Agreement shall first be presented to the respective presidents of the ABBOTT Hospital Products Division, and of SONUS, or their designees, for resolution. If no resolution is reached, then such dispute shall be resolved by binding Alternative Dispute Resolution ("ADR") in the manner described in the Appendix
21. Anything herein to the contrary notwithstanding the neutral shall not have the ability to change or alter any decision of ABBOTT to exercise its rights under Section 12.4.

22. PUBLICITY

         The parties agree that upon the execution of this Agreement, a press release approved by both parties will be issued. Except for such press release and periodic disclosures by SONUS required by law or regulation or in the ordinary course of its SEC filings, neither party shall (A) originate any publicity, news release or other public announcement, written or oral, whether to the public press, stockholders or otherwise, relating to this Agreement, any amendment hereto or performance hereunder, or (B) use the name of the other in any publicity, news release or other public announcement, except (i) with the prior written consent of the other party, or (ii) as required by law, in which case the originating party will give to the other party at least ten (10) days prior notice of such proposed disclosure to complete a review in order to offer comments and modifications. Consistent with applicable law, the other party will have the right to request reasonable changes to the disclosure to protect its interests. In all other cases, the originating party shall give the consenting party at least twenty-one (21) days to complete a review in order to offer comments, modifications or to give such consent. The party required to give consent shall endeavor to respond in less an twenty-one (21) days if practicable.

23. RELATIONSHIP OF PARTIES

         The relationship of the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended or is to be construed so as to constitute the parties as partners, joint venturers, or either party as an agent or employee of the other. Neither party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other, or to bind the other party to any contract, agreement or undertaking with any Third Party, and no conduct of the parties shall be deemed to infer such right.

24. APPENDICES AND EXHIBITS

         All Appendices and Exhibits referenced herein are hereby made a part of this Agreement.

25. HEADINGS

         The headings used in this Agreement are for convenience only and are not a part of this Agreement.

26. WAIVER

         No waiver by either party of any default, right or remedy shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other or of the same default, right or remedy respectively, on a future occasion.

27. SEVERABILITY

         If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall ave been held to be invalid, illegal or unenforceable, had never been contained herein.

28. ENTIRE AGREEMENT; AMENDMENT

         Except as specifically contemplated in this Agreement and except for the CDA and the Supply Agreement, this Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, written and oral, between the parties. No modification of any of the terms of this Agreement shall be deemed to be valid unless it is in writing and signed by both parties. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

29. APPLICABLE LAW

         This Agreement shall be governed by and construed in accordance with the laws of Washington, excluding its conflict of laws principles.

30. COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which all be deemed an original, but all of which together shall constitute one and the same instrument.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

ABBOTT LABORATORIES                    SONUS PHARMACEUTICALS, INC.


By:                                    By:
   -------------------------------        -------------------------------------
    John G. Kringel                       Steven C. Quay, M.D., Ph.D
    President                             President and Chief Executive Officer
    Hospital Products Division

                                  APPENDIX 1.6

                              INDICATIONS AND USAGE
                                  AS OF 4/3/96



                                     [ * ]


*Confidential Portions omitted and filed separately with the Commission.

                                  APPENDIX 1.13


                                     [ * ]


*Confidential Portions omitted and filed separately with the Commission.

                                     [ * ]


*Confidential Portions omitted and filed separately with the Commission.

                                  APPENDIX 2.2

                          RESEARCH AND DEVELOPMENT PLAN


                                   [Attached]

                                  APPENDIX 2.2

                          RESEARCH AND DEVELOPMENT PLAN



                                     [ * ]


*Confidential Portions omitted and filed separately with the Commission.

                                     [ * ]


*Confidential Portions omitted and filed separately with the Commission.

                                  APPENDIX 2.3

                            RESEARCH AND DEVELOPMENT
                                PAYMENT SCHEDULE



Execution of definitive agreement                    $4 Million
(Includes $1,000,000 payment for grant of licenses)

Quarterly Milestone Payments*

         Payment 1                                   $1 Million
         Payment 2                                   $1 Million
         Payment 3                                   $1 Million
         Payment 4                                   $1 Million
         Payment 5                                   $1 Million
         Payment 6                                   $1 Million
         Payment 7                                   $1 Million

Filing NDA**               within 15 days            $2 Million
                           within 105 days           $1 Million
                           within 195 days           $1 Million

NDA acceptance by FDA**
                           within 15 days            $1 Million
                           within 105 days           $1 Million
                           within 195 days           $1 Million
                           within 285 days           $1 Million

Advisory Panel Approval**
                           within 15 days            $2 Million
                           within 105 days           $2 Million
                           within 195 days           $2 Million

NDA approval                                         $2 Million

First Shipment of Product  $4 Million


* Payments made on January 1, April 1, July 1, and October 1. Payments will begin on the first quarter after the Effective Date.

**       For indications substantially as listed in Appendix 1.6.

                                  APPENDIX 3.2B

                               NET SALES FORECAST


                                   [Attached]

                              FORECASTED NET SALES
                                  APPENDIX 3.2B
                              TOTAL $ SALES (U.S.)
                                     ($000)



                                     [ * ]


*Confidential Portions omitted and filed separately with the Commission.

                                  APPENDIX 3.4

                                 SPECIFICATIONS


                                   [Attached]

                                     [ * ]


*Confidential Portions omitted and filed separately with the Commission.

                                     [ * ]


*Confidential Portions omitted and filed separately with the Commission.

                                     [ * ]


*Confidential Portions omitted and filed separately with the Commission.

                                     [ * ]


*Confidential Portions omitted and filed separately with the Commission.

                                  APPENDIX 3.9

                    TRADEMARKS OF SONUS PHARMACEUTICALS, INC.

MARK                       REG/APPLN NO.                      REG/APPLN DATE

ECHOGEN                    U.S. Reg.                          February 14, 1995
                           1,879,096

SONUS                      U.S. Appln.                        November 19, 1994
PHARMACEUTICALS            74/599,476
and Design


                              COMMON LAW TRADEMARKS

SONUS
SONUS PHARMACEUTICALS
PhaseShift
HIGH-Q Factor

                                   APPENDIX 21

                         ALTERNATIVE DISPUTE RESOLUTION


The parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this Agreement which relate to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents or designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

         (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

         (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

         (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

         (d)      If the parties collectively have identified fewer than three
                  (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

         (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

         (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

         (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed five (5) pages per issue.

         (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed fifty (50) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

         Except as expressly set forth in subparagraph 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on up to fifteen (15) consecutive business days and shall be governed by the following rules:

         (a) Each party shall be entitled to five (5) business days of hearing time to present its case. The neutral shall determine whether each party has had the five (5) business days to which it is entitled.

         (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross- examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-


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                  examination time shall be charged against the party conducting the cross-examination.

         (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

         (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

         (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed thirty (30) pages. This page limitation shall apply regardless of the number if issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

         (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

         (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.


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9.       The rulings of the neutral and the allocation of fees and expenses shall be binding, non- reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.


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
                                    EXHIBIT A

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933; THEY HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT AS MAY BE AUTHORIZED UNDER THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.


Warrant Certificate No. ____

__________________, 1996                                _______________Warrants

                           SONUS PHARMACEUTICALS, INC.

                               WARRANT CERTIFICATE

         THIS WARRANT CERTIFICATE (the "Warrant Certificate"), certifies that ______________ or registered assigns (the "Holder"), is the owner of
_________________ warrants ("Warrants"), each of which entitles the Holder hereof to purchase, as and when described herein one fully paid and non-assessable share of common stock, as such shares may be adjusted pursuant to Paragraph 5, ("Common Stock") of SONUS PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), at a purchase price of $_______ per share during the term of this Warrant Certificate.

         1. WARRANT. Each Warrant entitles the Holder to purchase one fully paid and nonassessable share of Common Stock of the Company (such number being subject to adjustment as provided in Paragraph 5 hereof) on the terms and conditions herein set forth.

         2. PURCHASE PRICE. The purchase price of the shares of Common Stock covered by the Warrants shall be $_____ per share, subject to adjustment as provided in Paragraph 5 hereof. The purchase price of the shares of Common Stock as to which the Warrants shall be exercised shall be paid in full at the time of exercise and such consideration may consist of cash, check or bank draft.

         3. TERM OF WARRANT. The term of the Warrants shall commence on the date hereof and all rights to purchase shares of Common Stock hereunder shall cease at 11:59 P.M. on ___________________, _______________________, subject to earlier termination as provided herein. Warrants granted hereunder may be exercised at any time from the date hereof until expiration hereof. The Holder of the Warrants shall not have any of the rights of a stockholder with respect to the shares covered by the Warrants as to any shares of Common Stock not actually issued and delivered to it.

         4. TRANSFERABILITY. The Warrants shall not be transferable or assignable except to an Affiliate of the Holder without the prior written consent of the Company, which consent shall not be unreasonably withheld. The Holder may transfer or assign the shares of Common Stock issuable upon exercise of the Warrants; provided, however, that (i) a registration statement with respect thereto has become effective under the Securities Act; or (ii) in the opinion of counsel to the Holder such registration is not necessary; or (iii) such transfer complies with the provisions of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The legend imprinted on the certificates pursuant to Section 10 shall be removed, and the Company shall issue a new certificate


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without such legend to the Holder of such security if such security is registered under the Securities Act or, in the opinion of counsel to the Holder such legend is no longer required under the Securities Act or the conditions for a permissible sale or transfer under Rule 144(k) have been complied with. For purposes of this Warrant Certificate, "Affiliate" shall mean any wholly-owned subsidiary or parent of, or any corporation, entity or other person which is, within the meaning of the 1933 Act, controlling, controlled by or under common control with, the Holder or the Company, as the case may be.

         5. ADJUSTMENTS FOR STOCK SPLITS, CONSOLIDATIONS, ETC. The purchase price and number and class of shares subject to this Warrant Certificate shall all be proportionately adjusted in the event of any change or increase or decrease in the number of issued shares of Common Stock in the Company, without receipt of consideration by the Company, which result from a split-up or consolidation of shares, payment of a share dividend, a recapitalization, combination of shares or other like capital adjustment, so that, upon exercise of this Warrant Certificate, the Holder shall receive the number and class of shares it would have received had it been the holder of the number of shares of Common Stock in the Company, for which this Warrant Certificate is being exercised, on the date of such change or increase or decrease in the number of issued shares of Common Stock in the Company. If the Company shall reorganize, consolidate or merge with or into any other corporation where the Company is not the surviving entity, then each share of Common Stock shall be convertible into the consideration to which the shares of Common Stock subject to this Warrant Certificate would have been entitled to receive upon the effectiveness of such reorganization, merger or consolidation. "Affiliate" shall have the meaning set forth in Paragraph 4. Adjustments under this paragraph shall be made by the Board of Directors in its reasonable, good faith judgment, whose determination with respect thereto shall be final and conclusive. No fractional shares shall be issued under this Warrant Certificate or upon any such adjustment.

         6. METHOD OF EXERCISING WARRANTS.

                  (a) Subject to the terms and conditions of this Warrant Certificate, the Warrants may be exercised by surrender of the Warrant Certificate together with delivery to the Company at its principal office of a signed Subscription Agreement in the form attached hereto as Annex 1 (the "Subscription Agreement") specifying the number of shares to be purchased. Such Subscription Agreement shall be accompanied by payment in cash, check or bank draft, payable to the Company, equal to, in the aggregate, the full purchase price of such shares. The Company shall deliver a certificate or certificates representing the shares subject to such exercise as soon as practicable after the Subscription Agreement and consideration for the shares shall have been received by the Company, and the Holder shall be deemed a record holder of Common Stock upon such receipt by the Company. All shares that shall be purchased upon the exercise of the Warrants as provided herein shall be fully paid and nonassessable.

                  (b) In addition, the Holder shall have the right, upon its written request delivered or transmitted to the Company together with this Warrant Certificate, to exchange this Warrant Certificate, in whole or in part at any time or from time to time on or prior to ,__________ _______, for the number of shares of Common Stock having an aggregate Fair Market Value (determined as set forth in Paragraph 6(c) below) on the date of such exchange equal to the difference between (1) the aggregate Fair Market Value on the date of such exchange of a number of shares designated by the Holder and (2) the aggregate exercise price the Holder would have paid to the Company to purchase such designated number of shares upon exercise of this Warrant Certificate. Upon any such


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exchange, the number of shares purchasable upon exercise of this Warrant
Certificate shall be reduced by such designated number of shares, and, if a balance of purchasable shares remains after such exchange, the Company shall execute and deliver to the Holder a new Warrant Certificate evidencing the right of the Holder to purchase such balance of shares. No payment of any cash or other consideration shall be required. Such exchange shall be effective upon the date of receipt by the Company of the original Warrant Certificate surrendered for cancellation and a written request from the Holder that the exchange pursuant to this Section be made, or at such later date as may be specified in such request.

                  (c) Fair market value of the Common Stock ("Fair Market Value") shall be determined as follows:

                           (i) If the Common Stock is listed on a national
securities exchange or admitted to unlisted trading privileges on such an exchange, or is listed on the Nasdaq National Market or Small Cap Market, the current Fair Market Value shall be the volume-weighted average price of the Common Stock on such exchange or Nasdaq for the ten (10) business days prior to the date of exchange of this Warrant; or

                           (ii) If the Common Stock is not so listed or admitted
to unlisted trading privileges or quoted on Nasdaq, the current Fair Market Value shall be the volume-weighted average of the mean of the last bid and asked prices reported for the ten (10) business days prior to the date of the exchange of this Warrant (1) by Nasdaq, or (2) if reports are unavailable under clause
(i) above, by the National Quotation Bureau Incorporated; or

                           (iii) If the Common Stock is not so listed or
admitted to unlisted trading privileges and bid and asked prices are not so reported, the current Fair Market Value shall be determined in good faith as promptly as reasonably practicable by the Board of Directors.

         7. REGISTRATION RIGHTS. The Holder hereunder has been made a party to the SONUS Pharmaceuticals, Inc. Amended and Restated Registration Rights Agreement dated November 23, 1994, as amended ("Registration Rights Agreement"). The shares of Common Stock issuable upon exercise of this Warrant Certificate are included as "Registrable Securities" under the Registration Rights Agreement (as that term is defined in the Registration Rights Agreement) with all registration rights pertaining to such Registrable Securities.

         8. GENERAL. The Company shall at all times during the term of the Warrants reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Warrant Certificate, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations, which, in the opinion of counsel for the Company, shall be applicable thereto.

         9. LEGENDS. It is understood that the certificates evidencing the Common Stock purchased upon exercise of this Warrant Certificate may bear the following legend:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933; THEY HAVE BEEN


                                       66
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         ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED,
         HYPOTHECATED, SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT AS MAY BE AUTHORIZED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

         IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed by its officers thereunto duly authorized, all as of the day and year first above written.

                                       SONUS PHARMACEUTICALS, INC.



                                       By:   _______________________________

                                       Its:  _______________________________


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                         ANNEX I TO WARRANT CERTIFICATE

                             SUBSCRIPTION AGREEMENT


         The undersigned holder of the Warrant Certificate to which this Subscription Agreement is attached as Annex I hereby subscribes for _________ shares of Common Stock which the undersigned is entitled to purchase pursuant to the terms of such Warrant Certificate. Payment of the purchase price for the Warrants is being made concurrently herewith.

         I hereby certify that all of the shares of Common Stock, $0.001 par value, of SONUS PHARMACEUTICALS, INC., purchased by the undersigned pursuant to the exercise on this date of the Warrants granted to the undersigned by the Warrant Certificate are being acquired by the undersigned for investment and not with a view to the distribution thereof.

Date:
     ---------------------


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                                  Signature


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                                  Type or Print Name


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                                  Street Address


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                                  City               State             Zip Code


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